As filed with the Securities and Exchange Commission on March 18, 2009.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AGILENT TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0518772
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5301 Stevens Creek Blvd.

Santa Clara, CA 95051

(Address, including zip code, of Registrant’s principal executive offices)

AGILENT TECHNOLOGIES, INC. 2009 STOCK PLAN

(Full title of the Plans)

William P. Sullivan

Director, President and Chief Executive Officer

Agilent Technologies, Inc.

5301 Stevens Creek Blvd.

Santa Clara, CA 95051

(408) 553-7777

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

D. Craig Nordlund, Esq.

Marie Oh Huber, Esq.

Agilent Technologies, Inc.

5301 Stevens Creek Blvd.

Santa Clara, CA 95051

(408) 553-7777

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value
2009 Stock Plan	25,000,000	$14.01	(3)	$350,250,000	(3)	$19,543.95	(4)(5)

(1)                      Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of Agilent common stock, par value $0.01 per share (“Common Stock”) which become issuable under the 2009 Stock Plan (the “2009 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of the outstanding shares of Agilent’s Common Stock.

(2)                      Agilent is filing this Registration Statement to register the issuance of an aggregate of 25,000,000 shares of Common Stock authorized for issuance under the 2009 Plan. The number of shares available for issuance under the 2009 Plan will be increased from time to time by, and this Registration Statement shall also include, up to 38,000,000 additional shares of Common Stock of Agilent subject to outstanding awards granted under Agilent’s 1999 Stock Plan, as amended, that are not exercised, or are forfeited, lapse or expire or otherwise terminate without delivery of any Common Stock subject thereto after March 11, 2009, the effective date of the 2009 Plan, and that are eligible to be carried over to the 2009 Plan (the “Carry Over Shares”). The 2009 Plan is the successor to and continuation of the 1999 Stock Plan and 1999 Non-Employee Director Stock Plan. An aggregate of 112,800,000 shares of Common Stock issuable under the 1999 Stock Plan, as amended, were previously registered under the Securities Act pursuant to Registration Statements on Form S-8 filed with the Securities and Exchange Commission (“SEC”) having the following file numbers and filing dates: 333-91121 (November 17, 1999),  333-35016 (April 18, 2000) and 333-88864 (May 23, 2002). The Carry Over Shares that may become issuable under the 2009 Plan are being carried forward to this Registration Statement pursuant to General Instruction E of Form S-8.

(3)                      Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the filing fee on the basis of $14.01 per share, which represents the average of the high and low prices reported on the New York Stock Exchange on March 16, 2009.

(4)                      Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, which provides that the fee shall be $55.80 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

(5)                       Pursuant to Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997), the shares being registered hereunder are shares that were previously registered under the 1999 Stock Plan, as amended, under the following Registration Statement on Form S-8, which Agilent is deregistering by means of a post-effective amendment filed on the date hereof:

•                  File No. 333-88864 filed on May 23, 2002, for which registration fees of $67,792.50 were paid with respect to 25,000,000 shares remaining available for issuance under the 1999 Stock Plan, as amended.

The 25,000,000 shares remaining available for issuance under the 1999 Stock Plan, as amended, and previously registered under the Registration Statement on Form S-8 listed above are being carried forward to this Registration Statement on Form S-8 and the associated registration fees previously paid with respect to the 25,000,000 shares are hereby carried forward and applied to the registration fee applicable to this Registration Statement. After giving effect to the carry forward of the previously paid registration fees for the 25,000,000 shares described above, no additional amounts with respect to the registration fee applicable to this Registration Statement on Form S-8 are due.

EXPLANATORY NOTE

At the Annual Meeting of Stockholders of Agilent held on March 11, 2009, Agilent’s stockholders approved the 2009 Stock Plan to replace the 1999 Stock Plan and 1999 Non-Employee Director Stock Plan. Effective March 18, 2009, the 1999 Stock Plan and 1999 Non-Employee Director Stock Plan were suspended and no additional awards will be made thereunder.

This Registration Statement registers the issuance of an aggregate of 25,000,000 shares of Common Stock authorized for issuance under the 2009 Plan. The number of shares available for issuance under the 2009 Plan will be increased from time to time by, and this Registration Statement shall also include, up to 38,000,000 additional shares of Common Stock of Agilent subject to outstanding awards granted under Agilent’s 1999 Stock Plan, as amended, that are not exercised, or are forfeited, lapse or expire or otherwise terminate without delivery of any Common Stock subject thereto.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part 1 of Form S-8 and Rule 424 under the Securities Act. The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by Agilent as required under Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

(a)                   Agilent’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, filed with the Commission on December 19, 2008, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)                  The description of Agilent’s Common Stock contained in Agilent’s Registration Statement on Form 8-A filed with the Commission on May 17, 2000, including any amendment or report filed for the purpose of updating such description.

All documents filed by Agilent subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (but this shall not include any document that is merely furnished to the Commission). Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

As of March 18, 2009, D. Craig Nordlund, who is issuing the opinion regarding the legality of Agilent’s Common Stock offered hereby, is Senior Vice President, General Counsel and Secretary of Agilent. Mr. Nordlund owns Common Stock and performance units of Agilent and holds employee stock options to purchase Common Stock of Agilent.

Item 6.        Indemnification of Directors and Officers

Agilent is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Agilent’s Certificate of Incorporation, as amended, and Bylaws, as amended, provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

Item 7.         Exemption from Registration Claimed

Not applicable.

Item 8.         Exhibits.

See Exhibit Index

 Item 9.        Undertakings

Agilent hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Agilent pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Agilent hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Agilent’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Agilent pursuant to the foregoing provisions, or otherwise, Agilent has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Agilent of expenses incurred or paid by a director, officer or controlling person of Agilent in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Agilent will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Agilent Technologies, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, United States on this 18th day of March, 2009.

AGILENT TECHNOLOGIES, INC.

By:	/s/ William P. Sullivan
William P. Sullivan Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D. Craig Nordlund and Marie Oh Huber, jointly and severally his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof. The following persons executed this power of attorney in the capacities and on the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William P. Sullivan
William P. Sullivan	Director, President and Chief Executive Officer (Principal Executive Officer)	March 18, 2009

/s/ Adrian T. Dillon
Adrian T. Dillon	Executive Vice President, Finance and Administration, Chief Financial Officer (Principal Financial Officer)	March 18, 2009

/S/ DIDIER HIRSCH
Didier Hirsch	Vice President, Corporate Controllership and Tax (Principal Accounting Officer)	March 18, 2009

/S/ JAMES G. CULLEN	Chairman of the Board of Directors	March 18, 2009
James G. Cullen

/S/ PAUL N. CLARK	Director	March 18, 2009
Paul N. Clark

/S/ ROBERT J. HERBOLD	Director	March 18, 2009
Robert J. Herbold

/S/ ROBERT L. JOSS	Director	March 18, 2009
Robert L. Joss

/S/ KOH BOON HWEE	Director	March 18, 2009
Koh Boon Hwee

/S/ HEIDI KUNZ	Director	March 18, 2009
Heidi Kunz

/S/ DAVID M. LAWRENCE	Director	March 18, 2009
David M. Lawrence, M.D.

/S/ A. BARRY RAND	Director	March 18, 2009
A. Barry Rand

Index to Exhibits

Exhibit Number	Description
5.1	Opinion of D. Craig Nordlund, Senior Vice President, General Counsel and Secretary, as to legality of securities being registered
10.1	Agilent Technologies, Inc. 2009 Stock Plan (incorporated by reference to Appendix A to Agilent’s Definitive Proxy Statement filed with the Securities and Exchange Commission on January 27, 2009)
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of D. Craig Nordlund, Senior Vice President, General Counsel and Secretary (contained in Exhibit 5.1)
24.1	Power of Attorney (contained in the signature page of the Registration Statement)